Exhibit 10.1

MORGANS HOTEL GROUP CO.

475 Tenth Avenue

New York, New York

August 30, 2013

Michael Gross

49 Murray Street

New York, New York 10007

Dear Michael:

As we have discussed and mutually agreed, your employment with Morgans Hotel Group Co. (the “Company”) will end, effective as of August 30, 2013 (the “Separation Date”). The purpose of this letter agreement (the “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1. Separation. As of the Separation Date, you will be deemed to have resigned from and to no longer hold any positions or offices with the Company or any of its Affiliates (as defined below). The Company agrees to release a mutually agreeable public statement regarding your departure in the form attached hereto as Exhibit A and you and the Company agree to make public statements consistent with the substance thereof.

2. Final Salary Payment. You will receive, on or before the next regular Company payday following the Separation Date, pay for all work you performed for the Company through the Separation Date, to the extent not previously paid, at the Annual Base Salary rate in effect on the Separation Date. You acknowledge that you have no earned but unused vacation days remaining as of the Separation Date; accordingly, you will receive no payment for vacation days. Capitalized terms in this Agreement are used with the meanings set forth in the Employment Agreement between you and the Company dated as of March 20, 2011 and amended as of February 28, 2013 (as amended, the “Employment Agreement”, attached hereto as Exhibit B) unless otherwise defined in this Agreement.

3. Severance Benefits. In consideration of your acceptance of this Agreement:

(a) The Company will pay you a lump sum in the gross amount of $500,000. Such payment shall be made by wire transfer on the later to occur of the following: (i) within four business days of the date this Agreement takes effect (which shall be the date it has been signed by both you and the Company) or (ii) the Separation Date,

(b) The Company will grant you, on the Separation Date, 58,334 Stock Units (as such term is defined in the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”)) under the Plan which will vest on the Separation Date (such grant, the “Immediately Vesting Award”). The terms and conditions of the Immediately Vesting Award will be set forth in a separate award agreement (the “Immediately Vesting Award Agreement”, attached hereto as Exhibit C). The Immediately Vesting Award will be subject to the terms of the Plan and the Immediately Vesting Award Agreement.

(c) The Company will grant you, on the Separation Date, 25,000 Stock Units (as such term is defined in the Plan) under the Plan which will vest on the first anniversary of the Separation Date (such grant, the “One Year Vesting Award”). The terms and conditions of the One Year Vesting Award will be set forth in a separate award agreement (the “One Year Vesting Award Agreement”, attached hereto as Exhibit D). The One Year Vesting Award will be subject to the terms of the Plan and the One Year Vesting Award Agreement.

(d) Any LTIP Units that are unvested as of the Separation Date will vest as of the Separation Date, and will be subject to the Plan and the LTIP Agreement.

(e) Any Stock Options that are unvested as of the Separation Date will vest as of the Separation Date, and will be subject to the Plan and the Stock Option Agreement (as such term is defined in the Employment Agreement); provided, however, that, notwithstanding any provision in the Plan or the Stock Option Agreement to the contrary, all Stock Options that are vested as of the Separation Date will remain exercisable for a period of one year following the Separation Date.

(f) Effective as of the day following the Separation Date the Company waives your non-competition obligations under Section 7(a) of the Employment Agreement (but this shall not apply to the provisions of the penultimate sentence thereof with respect to the deal pipeline list set forth in the letter agreement entered into by the parties on August 30, 2013 (the “Deal Pipeline List”); for the avoidance of doubt, this means that you shall not pursue in any location any hotel management or food or beverage matters involving any of the entities, products or brands appearing under the heading “All Locations Restricted” on the Deal Pipeline List, and shall not pursue any hotel management or food or beverage matters at the other hotel properties identified on the Deal Pipeline List during the one year period following the Separation Date).

4. Acknowledgement of Full Payment and Withholding.

(a) You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed or will be paid to you.

(b) All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you, subject to the provisions of the Immediately Vesting Award Agreement and the One Year Vesting Award Agreement.

5. Status of Employee Benefits, Paid Time Off, Expenses and Equity.

(a) Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s medical, dental, and vision plans under the federal law known as “COBRA”, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Separation Date. You will receive information about your COBRA continuation rights under separate cover.

(b) Within two (2) weeks following the Separation Date, you shall submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

(c) Except as expressly provided herein, any equity awards granted to you by the Company that are unvested as of the Separation Date will expire and be forfeited as of the Separation Date, including without limitation any and all Stock Units granted to you on February 28, 2013.

6. Continuing Obligations, Confidentiality and Non-Disparagement.

(a) You and the Company acknowledge that you and the Company continue to be bound by your and its respective rights and obligations under Section 5, Section 7(b), Section 7(c), Section 7(d) and Section 8 of the Employment Agreement and you continue to be bound by your obligations under the penultimate sentence of Section 7(a) of the Employment Agreement (collectively, your obligations under Section 7(b), Section 7(c), Section 7(d), and under the penultimate sentence of Section 7(a) of the Employment Agreement are referred to as your “Continuing Obligations”), and provided further that with respect to Section 8 of the Employment Agreement, (y) the Company’s indemnification obligations thereunder, for the avoidance of doubt, shall not apply to claims made by you which were released by you under this Agreement, and (z) you shall not be entitled to any payment of legal fees in connection with your obligations under Section 10 hereof, other than in matters in which you are to be presented by the Company as a witness or in which there are claims pending or threatened against you; provided further, that the Company’s compliance with Section 3 of this Agreement shall be deemed compliance with Section 4 of the Employment Agreement, for purposes of Sections 7(a) and 7(b) of the Employment Agreement; and provided further that the Company shall not be obliged under Section 5 of the Employment Agreement to pay any interest to you on account of any deferred payments, or otherwise increase the payments expressly provided hereunder, and provided further that the provisions of Section 5 of the Employment Agreement concerning COBRA continuation reimbursement payments shall not apply.

(b) You agree that you will not disparage or criticize the Company or any of its past, present or future directors, shareholders, officers, members, managers, general and limited partners, their management of the Company or the Company’s business or its products or services, or employees, and that you will not otherwise do or say anything that could disrupt the good morale of employees of the Company or harm the interests or reputation of the Company. The Company agrees that it, its officers, directors, or senior executives will never disparage or criticize you or your management of the Company, or your management of any entities by which you are employed or of which you are a principal that are known to the Company or its directors and executive officers, and that the Company will not otherwise do or say anything that could harm your interests or reputation. Statements made to a government regulator or investigator or in testimony in any proceeding or in connection with and relevant to a proceeding to enforce this Agreement shall not constitute a violation of this Section 6(b).

(c) For the purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

7. Representations regarding Return of Company Documents and Other Matters. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software (in each case without deletion of files or other data), telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control. Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. Recognizing that your employment with the Company will end as of the Separation Date, you agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

8. Release of Claims.

(a) In consideration of and in exchange for the Company’s agreement to make the payments and provide the other benefits to you contained in this Agreement, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, including without limitation any such causes of action, rights or claims in any way related to, connected with or arising out of your employment, service as a director, role as an investor, or the termination of any of the foregoing or pursuant to the wage and hour, wage payment and fair employment practices laws and statutes of the city of New York, the state of New York or any other localities or states in which you have provided services to the Company (each as amended from time to time), the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims, and you represent that no such causes of action, rights or claims have been filed as of the effective date of this Agreement. Excluded from the scope of this release of claims are any causes of action, rights and claims under this Agreement arising after its effective date.

(b) In signing this Agreement, you give the Company and its Affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity before signing this Agreement to consider its terms and to consult with any of your immediate family and your legal and tax advisors; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(c) In consideration of and in exchange for your obligations hereunder, on its own behalf, on behalf of any other entities of which the Company is the majority owner, and on behalf of the successors and assigns of any of the foregoing (collectively, the “Company Releasors”), the Company hereby (i) agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that the Company Releasors have had in the past, now have, or might now have, including without limitation any such causes of action, rights or claims in any way related to, connected with or arising out of your employment, board service or role as an investor or the termination of any of the foregoing under or pursuant to any federal, state or local laws, regulations or other requirements, and (ii) releases and forever discharges you and your heirs, executors, administrators beneficiaries, personal representatives and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights and claims. The Company represents and warrants that no entity or person has majority ownership of the Company’s common stock. Excluded from the scope of this release of claims are (y) any causes of action, rights and claims under this Agreement arising after its effective date and (z) any causes of action, rights and claims arising from any criminal conduct or willful bad faith acts by you of which Jason Kalisman is not aware as of the effective date of this Agreement. The Company will not oppose your dismissal from the action entitled OTK Associates, LLC v. Robert Friedman, et al. and Morgans Hotel Group Co., CA No. 8447-VCL pending in the Court of Chancery of the State of Delaware (the “Delaware Litigation”), provided that this shall not preclude, and you agree that you shall not assert the fact of such dismissal as precluding, the Company from seeking your rejoinder to the Delaware Litigation on the basis of any causes of action, rights or claims arising from any criminal conduct or willful bad faith acts by you of which Jason Kalisman is not aware as of the effective date of this Agreement, or from opposing your dismissal from the Delaware Litigation on the basis of any causes of action, rights or claims arising from any criminal conduct or willful bad faith acts by you prior to the effective date of this Agreement first discovered by Jason Kalisman after the effective date of this Agreement.

9. Dispute Resolution.

(a) This is a New York contract and shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

(b) You and the Company hereby submit to the exclusive jurisdiction of the state and federal courts in the State and County of New York in connection with any dispute arising out of this Agreement. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any dispute arising out of this Agreement.

10. Cooperation. Upon reasonable notice, you will (a) make yourself reasonably available to the Company’s Board of Directors and to your successor as Chief Executive Officer of the Company for general advice regarding leadership transition at the Company; (b) furnish the Company promptly, following specific request being made by an executive officer of the Company, with any records and information in your possession acquired by you during or after the period of your service to the Company that relate to or arise out of (i) your service with the Company or any of its Affiliates or (ii) any Company matters arising in whole or in part during the period of such service (other than records and information as to which you properly may assert on your own behalf the attorney-client privilege or attorney work product doctrine) and (c) communicate with the Company and its advisors in response to requests for such records and information, and will provide testimony as a witness in a Proceeding (as such term is defined in Section 8(a) of the Employment Agreement) if requested to do so by the Company at reasonable times on reasonable notice to you. Nothing herein shall limit your obligations to provide testimony, records or information in response to any subpoena or other legal process issued in connection with any Proceeding, and you shall be entitled to reimbursement for reasonable attorneys’ fees and expenses incurred by you in connection with all such testimony and response to any such subpoena or other legal process in accordance with and subject to the requirements of Section 8(a) of the Employment Agreement. The Company will make reasonable efforts to avoid having such requests by the Company require you to take any action that would interfere with your work and business responsibilities, and you and the Company will in good faith attempt to schedule any meetings or other appearances in a manner that will not interfere with your work and business responsibilities. The Company will reimburse you, within fifteen (15) days following your request for reimbursement, for travel and lodging expenses reasonably incurred and any actual lost wages in connection with Company requests for assistance under this Section 10.

11. Miscellaneous.

(a) This Agreement, together with its Exhibits, constitutes the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only:

(i)	the Continuing Obligations, all of which shall remain in full force and effect in accordance with their terms,

(ii)	any prior award agreements, all of which shall remain in full force and effect in accordance with their terms except as modified by this Agreement,

(iii)	the Deal Pipeline List.

(b) The Company represents and warrants that (i) this Agreement, the Immediately Vesting Award, and the One Year Vesting Award have been duly authorized by the Company’s Board of Directors or Compensation Committee, as applicable, (ii) the Immediately Vesting Award and the One Year Vesting Award are within the 10% safe harbor established by the fifth sentence of Section 10.2 of the Plan, and (iii) the shares of Stock deliverable following vesting of the Restricted Stock Units under the Immediately Vesting Award and the One Year Vesting Award have been registered pursuant to a Form S-8 Registration Statement filed by the Company under the Securities Act of 1933, as amended, and the Company will use its reasonable efforts to keep such Form S-8 effective until delivery of the shares of Stock vested under such Awards.

(c) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chair of the Board of Directors of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d) This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(e) Both parties have participated in the drafting of this Agreement and no inference shall be drawn against either party based on its role in such drafting.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me on the Separation Date. When you and the Company have signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
MORGANS HOTEL GROUP CO.

By:	/s/ Jason T. Kalisman
Date: August 30, 2013
Print Name: Jason T. Kalisman
Print Title: Interim Chief Executive Officer

Accepted and agreed:

Signature:	/s/ Michael Gross
Michael Gross

Date: August 30, 2013

Exhibit A

Public Statement

MORGANS HOTEL GROUP ANNOUNCES THAT MICHAEL GROSS RESIGNS

Michael Gross, who has served as Chief Executive Officer of Morgans Hotel Group Co since 2011, has announced that he is stepping down from that role to pursue new opportunities.

[ABC] [DEF] of Morgans has been named the Company’s Chief Executive Officer on an interim basis, effective immediately. [DEF] will continue to serve in his role as [XYZ].

Exhibit B

EMPLOYMENT AGREEMENT FOR MICHAEL GROSS

AMENDMENT NO. 1

This Amendment No. 1 to the Employment Agreement for Michael Gross (this “Amendment No. 1”), dated February 28, 2013, by and between Morgans Hotel Group Co., with a principal place of business at 475 Tenth Avenue, New York, NY 10018 (the “Company” or “Employer”) and Michael Gross (“Executive”).

WHEREAS, Executive and the Company previously entered into an Employment Agreement, dated and effective as of March 20, 2011 (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement to extend the term of the Executive’s employment under the Agreement;

NOW, THEREFORE, the Parties agree as follows, effective as of March 20, 2011 as if included within the original Agreement:

1.	All capitalized terms used in the Amendment No. 1 and not otherwise defined shall have the meaning assigned to them in the Agreement.

2.	The Agreement is hereby amended by deleting the text of Section 1 and replacing it with the following:

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date (the “Employment Period”), subject to the provisions for early termination or extension as hereinafter provided. The Company (but not the Executive) will have the right to offer (the “Extension Offer”) to extend the Employment Period by six (6) months (the “Extension Period”) by giving notice to Executive of such offer no less than seventy-five (75) days prior to the end of the initial Employment Period. During any Extension Period, the Executive shall receive compensation on substantially the same terms as being provided at the end of the initial Employment Period and will receive a cash bonus, payable on the last day of the Extension Period, in an amount equal to one-half of the Annual Bonus paid to the Executive with respect to the 2014 fiscal year. In the event that the parties hereafter agree to extend Executive’s employment beyond the end of the Extension Period the amount of the pro-rated cash bonuses paid by the Company with respect to the Extension Period and the period from January 1, 2015 to the fourth anniversary of the Effective Date will be taken into account and be credited against any cash bonus that may become payable to Executive for fiscal year 2015. The Executive shall have the right to accept or reject the Extension Offer; if the Executive rejects the Extension Offer and terminates employment, such termination will be deemed to be a termination due to non-renewal of the Agreement by the Company for purposes of Section 4(d) below and shall not be considered a termination under Section 4(c) below.

3.	The Agreement is further amended by deleting Section 2(b)(ii) and replacing it with the following:

(ii) Annual Bonus. The Executive will be eligible for an annual cash bonus for the Company’s 2011 fiscal year and for each other complete Company fiscal year during the Employment Period (“Annual Bonus”) with a target payout of 100% of Annual Base Salary. The target payout for the 2011 Annual Bonus shall be pro rated, based on the number of days in the fiscal year from and including the Effective Date to and including December 31, 2011, 50% of which shall be guaranteed. The remaining 50% of the 2011 Annual Bonus shall depend on the following performance metrics: 40% on EBITDA and 10% on the RevPAR Index, both as established by the Compensation Committee of the Board of Directors. For each other complete Company fiscal year during the Employment Period, the Executive’s Annual Bonus will range from 50% up to 150% of target. The actual Annual Bonus for each fiscal year shall be determined in good faith after consultation with the Executive by the Compensation Committee based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Compensation Committee. The Executive’s Annual Bonus will be paid no later than seventy-five (75) days after the end of the applicable bonus period (or, if earlier, as provided in Section 4 below). Except as provided in Section 4 of this Agreement, Employee must be employed by the Company on the date bonuses are paid to Company employees in order to be entitled to receive a bonus. To the extent the Annual Bonus exceeds 100% of Annual Base Salary, the Compensation Committee may in its discretion, and subject to applicable law, cause the Company to pay such excess in the form of fully vested equity compensation awards under one of Company’s equity compensation plans (which award may be subject to other conditions that the Compensation Committee may determine).

4.	The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto. This Amendment No. 3 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

5.	Except as set forth in this Amendment No. 1, the Agreement shall remain unchanged and shall continue in full force and effect.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

MORGANS HOTEL GROUP CO.

By:

/s/ Richard Szymanski
Name:	Richard Szymanski
Title:	Chief Financial Officer

EXECUTIVE

/s/ Michael Gross
Michael Gross

EMPLOYMENT AGREEMENT

(MICHAEL GROSS)

This EMPLOYMENT AGREEMENT (this “Agreement”), dated on March 20, 2011, between Morgans Hotel Group Co., a Delaware corporation (the “Company”), and Michael Gross (the “Executive”) shall become effective as of March 20, 2011 (the “Effective Date”).

1. Employment Period

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, on the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”), subject to the provisions for early termination or extension as hereinafter provided. The Company (but not the Executive) will have the right to offer (the “Extension Offer”) to extend the Employment Period by six (6) months (the “Extension Period”) by giving notice to Executive of such offer no less than seventy-five (75) days prior to the end of the initial Employment Period. During any Extension Period, the Executive shall receive compensation on substantially the same terms as being provided at the end of the initial Employment Period and will receive a cash bonus, payable on the last day of the Extension Period, in an amount equal to one-half of the Annual Bonus paid to the Executive with respect to the 2013 fiscal year. In the event that the parties hereafter agree to extend Executive’s employment beyond the end of the Extension Period the amount of the pro-rated cash bonuses paid by the Company with respect to the Extension Period and the period from January 1, 2014 to the third anniversary of the Effective Date will be taken into account and be credited against any cash bonus that may become payable to Executive for fiscal 2014. The Executive shall have the right to accept or reject the Extension Offer; if the Executive rejects the Extension Offer and terminates employment, such termination will be deemed to be a termination due to non-renewal of the Agreement by the Company for purposes of Section 4(d) below and shall not be considered a termination under Section 4(c) below.

2. Terms of Employment

(a) Position and Duties

(i) During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company with the customary and usual authority, duties and responsibilities attendant to such position and any other duties that may reasonably be assigned by the Company’s Board of Directors (the “Board”) (taking into consideration that the Company has an Executive Chairman and Chief Operating Officer), and subject to such policies and procedures for coordinating and consulting with the Executive Chairman consistent with the foregoing as the Board, after consultation with the Executive, may adopt, from time to time. It is understood that a portion of the Executive’s duties and responsibilities contemplated above shall be provided to Morgans Group LLC (the “Operating Company”). The Executive shall report to the Board.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of the Executive’s business time, attention and energies to the performance of the duties so that Executive can perform the duties contemplated by Section 2(a)(i), and to perform such duties faithfully, diligently and to the best of the Executive’s abilities and subject to such laws, rules, regulations and policies from time to time applicable to the Company’s executives. Notwithstanding the above, Executive shall be entitled to attend to personal and family affairs and investments, be involved in not for profit, charitable and professional activities and, with the Board’s prior consent, serve on boards of other organizations, provided that all of the foregoing does not, in the aggregate, materially interfere with Executive’s responsibilities hereunder.

(iii) During the Employment Period, (i) the Executive agrees to continue to serve as a director of the Company; and (ii) the Company agrees that the Executive shall be nominated for election as a director of the Company at each annual meeting of the Company’s stockholders or other meeting of the Company’s stockholders at which directors are elected and be nominated as a member of the investment committee of the Board of Directors. Any failure by the Board to nominate the Executive for election as a director of the Company in accordance with clause (ii) above or failure to be elected to the Board or to the investment committee shall constitute Good Reason for the Executive to terminate his employment in accordance with Section 3(c) of this Agreement.

(b) Compensation

(i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) equal to $750,000 (payable semi-monthly), which shall be subject to annual performance reviews and may be increased at the good faith discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”) in accordance with standard practices of the Company. The term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as so increased. Annual Base Salary shall not be less than $750,000 without the prior written consent of the Executive.

(ii) Annual Bonus. The Executive will be eligible for an annual cash bonus for each of the Company’s 2011, 2012, and 2013 fiscal years (“Annual Bonus”) with a target payout of 100% of Annual Base Salary. The target payout for the 2011 Annual Bonus shall be pro rated, based on the number of days in the fiscal year from and including the Effective Date to and including December 31, 2011, 50% of which shall be guaranteed. The remaining 50% of the 2011 Annual Bonus shall depend on the following performance metrics: 40% on EBITDA and 10% on the RevPAR Index, both as established by the Compensation Committee of the Board of Directors. For 2012 and 2013, the Annual Bonus will range from 50% up to 150% of target. The actual Annual Bonus for each fiscal year shall be determined in good faith after consultation with the Executive by the Compensation Committee based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Compensation Committee. The Executive’s Annual Bonus will be paid no later than seventy-five (75) days after the end of the applicable bonus period (or, if earlier, as provided in Section 4 below). Except as provided in Section 4 of this Agreement, Employee must be employed by the Company on the date bonuses are paid to Company employees in order to be entitled to receive a bonus. To the extent the Annual Bonus exceeds 100% of Annual Base Salary, the Compensation Committee may in its discretion, and subject to applicable law, cause the Company to pay such excess in the form of fully vested equity compensation awards under one of Company’s equity compensation plans (which award may be subject to other conditions that the Compensation Committee may determine).

(iii) Stock Option Award. On the Effective Date, the Company shall grant to the Executive a non-qualified option to purchase 300,000 shares of the Company’s common stock (the “Stock Option”) under the Morgans Hotel Group Co. Amended and Restated 2007 Omnibus Incentive Plan (the “Incentive Plan”). Except as otherwise provided in Section 4 upon certain events of termination, subject to the Executive’s continued employment with the Company, the Stock Option shall vest and become exercisable with respect to 33-1/3% of the shares subject thereto on each of the first, second, and third anniversaries of the Effective Date. Consistent with the foregoing, the terms and conditions of the Stock Option shall be set forth in an award agreement (the “Stock Option Agreement”) in the form attached as Exhibit A hereto, to be entered into by the Company and the Executive concurrently herewith and which shall evidence the grant of the Stock Option. The Company shall determine whether future awards will be awarded to the Executive in its sole good faith discretion.

(iv) Equity Award. On the Effective Date, the Company shall grant to the Executive 125,000 long term incentive units (the “LTIP Units”) under the Incentive Plan. Except as otherwise provided in Section 4 upon certain events of termination, subject to the Executive’s continued employment with the Company, the LTIP Units shall vest with respect to 33-1/3% of the LTIP Units subject thereto on each of the first, second, and third anniversaries of the Effective Date. Consistent with the foregoing, the terms and conditions of such award shall be set forth in an award agreement (the “LTIP Agreement”) in the form attached as Exhibit B hereto, to be entered into by the Company and the Executive and which shall evidence the grant of such award.

(v) Outperformance Award. On the Effective Date, the Company shall grant to the Executive a performance incentive award entitling the Executive to 35% of the “Total Outperformance Pool,” as such term is defined in the Outperformance Award Agreement attached as Exhibit C hereto, subject to the terms and conditions of such award agreement.

(vi) Additional Performance Incentive Award. On the Effective Date, the Company shall grant to the Executive an additional performance incentive award entitling the Executive to 35% of the “Promoted Interest Pool,” as such term is defined in the Promoted Interest Pool Award Agreement attached as Exhibit D hereto, subject to the terms and conditions of such award agreement.

(c) Benefits

(i) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in all employee benefit and other plans, practices, policies and programs and fringe benefits and perquisites on a basis no less favorable than that provided to other senior executives of the Company.

(ii) Vacations. The Executive shall be eligible for up to five weeks of annual vacation to be accrued in accordance with the Company’s policy for its other senior executives.

3. Termination of Employment

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Executive becomes Disabled during the Employment Period, the Company upon such event shall give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” or becoming “Disabled” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless the Executive has commenced and is diligently pursuing steps to correct the circumstances constituting Cause (in those instances where such circumstances can be corrected) within fifteen (15) business days after receipt of the Notice of Termination and cures such circumstances in all material respects within forty-five (45) business days after receipt of the Notice of Termination (as defined below):

(i)	the Executive’s willful and continued failure to substantially perform his duties with the Company as contemplated by Section 2(a)(i) (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure after his issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;

(ii)	a material breach by the Executive of his obligations under this Agreement resulting in substantial economic or financial injury to the Company;

(iii)	the Executive’s willful commission of an act of fraud, theft or dishonesty resulting in substantial economic or financial injury to the Company;

(iv)	the Executive’s conviction of, or entry by the Executive of a guilty or no contest plea to, the commission of a felony; or

(v)	the Executive willfully engages in misconduct that is materially injurious to the Company.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the act or omission was in the best interests of the Company. Any act or omission that was directed or authorized by the Board, or approved, consented to, or acquiesced to by the Board, or based on advice of counsel for the Company shall be conclusively presumed to have been done or omitted in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by at least 66 2/3% of the Board (excluding the Executive and the Executive Chairman, to the extent either of them are members of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct giving rise to Cause for termination, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the written consent of the Executive:

(i) any change in the Executive’s title or the assignment to the Executive of duties materially inconsistent with the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 2(a)(i), or any other action by the Company which results in a material diminution or material adverse change in the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities, other than (x) insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company within fifteen (15) business days after receipt of notice thereof given by the Executive, or (y) other than allocations of or changes in duties and responsibilities between the Executive and the Executive Chairman;

(ii) any material failure by the Company to comply with any of the provisions of this Agreement or any Related Agreement (as defined below), other than insubstantial or inadvertent failures not in bad faith which are remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) any failure by the Company to comply with and satisfy Section 10(c);

(iv) any failure by the Board to nominate the Executive for election as a director of the Company in accordance with Section 2(a)(iii), or any failure of the Executive to be elected by the Company’s shareholders to be a member of the Board or to be elected by the Board as a member of investment committee of the Company; or

(v) any requirement that the Executive’s principal place of employment be at a location more than 50 miles from his principal place of employment on the date of this Agreement, resulting in a material increase in distance from the Executive’s residence to his new place of employment;

provided that the Executive’s resignation shall only constitute a resignation for Good Reason hereunder if (x) the Executive provides the Company with a Notice of Termination (as defined below) within 90 days after the initial existence of the facts or circumstances constituting Good Reason, (y) the Company has failed to cure such facts or circumstances within 30 days after receipt of the Notice of Termination, and (z) subject to the last sentence of Section 4(e), the Date of Termination (as defined below) occurs no later than 120 days after the initial occurrence of the facts or circumstances constituting Good Reason.

(d) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive’s employment is terminated by the Executive, 30 days after receipt of the Notice of Termination (provided, that, the Company may accelerate the Date of Termination to an earlier date by providing the Executive with notice of such action, or, alternatively, the Company may place the Executive on paid leave during such period), (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be and (iv) if the Executive’s employment is terminated due to the non-renewal of the Agreement at the end of the Employment Period, the Date of Termination shall be the last day of the Employment Period. Notwithstanding the foregoing, if within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

(f) No Resignation from Board upon Termination. Upon the termination of the Executive’s employment for any reason (other than for Cause), the Executive shall have no obligation whatsoever to resign from the Board. A termination of the Executive’s employment shall mean a termination of services of both the Company and the Operating Company.

4. Obligations of the Company upon Termination

(a) Other Than for Cause or For Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates his employment for Good Reason (each, a “Qualifying Termination”):

(i) The Company shall pay to the Executive an amount in a single lump sum within 10 days after the end of the revocation period for the Release Agreement provided in Section 4(e) below (provided, however, that the amounts payable pursuant to subparagraph (C) below, if any, will be paid at the same time the bonuses for the year in which the Date of Termination occurs are paid), equal to the sum of —

(A) an amount equal to the Executive’s Annual Base Salary (at the rate then being paid to Executive) accruing through the Date of Termination to the extent theretofore unpaid (the “Accrued Base Salary”) plus

(B) the amount of any Annual Bonus that, had he remained employed, would otherwise have been paid to the Executive pursuant to Section 2 (b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination to the extent not previously paid (the “Prior Year Bonus”), plus

(C) (without duplication of the amount in clause (B)) a pro rata portion of the Annual Bonus for the partial fiscal year in which the Date of Termination occurs in an amount equal to the product of (A) the Annual Bonus calculated as of the Date of Termination based on the extent to which the financial performance targets applicable to such Annual Bonus (pro rated based on the number of days in such fiscal year through the Date of Termination) are actually achieved for the year, and (B) a fraction, the numerator of which is the number of days in the year of termination through the Date of Termination and the denominator of which is 365 (the “Pro-Rated Annual Bonus”) plus

(D) an amount equal to two (2) times Annual Base Salary.

(ii) During the period commencing on the Date of Termination and ending on the date 18 months after the Date of Termination (the “COBRA Period”), provided that the Executive properly elects to receive group health insurance continuation coverage under Section 4980B of the Code and the regulations thereunder (“COBRA”), the Company shall pay directly or reimburse the Executive for premiums for such coverage ; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(a)(ii) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

All Company equity awards and other performance incentive awards, other than awards provided pursuant to Sections 2(b)(v) and (vi), (which shall vest as set forth in the applicable award agreement), shall fully vest on the Date of Termination to the extent not vested. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted. Notwithstanding this Section 4(a), in the event that the Executive is terminated other than for Cause or the Executive terminates employment for Good Reason following a Transactional Change in Control (as defined in the Outperformance Award Agreement) and where the Common Share Price (as defined in the Outperformance Award Agreement) does not represent at least 4.5% compound annual growth rate since the Effective Date, the amount payable by the Company pursuant to Section 4(a)(i)(D) shall equal one (1) times the Annual Base Salary.

(b) Death; Disability. If, during the Employment Period, the Executive’s employment shall terminate on account of death (other than via death after delivery of a valid Notice of Termination for Good Reason or without Cause) or Disability, the Company shall have no further obligations to the Executive other than to pay to or provide the Executive (or his estate) the following:

(i) The Company shall pay to or provide the Executive (or his estate) the following within 10 business days after the Executive’s death or the date on which the Executive becomes Disabled: (A) the Accrued Base Salary through the Date of Termination to the extent theretofore unpaid, (B) the Prior Year Bonus to the extent theretofore unpaid, (C) the Pro Rated Annual Bonus (if any), and (D) an amount equal to one times Annual Base Salary;

(ii) During the 12 month period following the Date of Termination, provided that the Executive’s estate or beneficiaries or the Executive, as applicable, properly elects to receive group health insurance continuation coverage under COBRA, the Company shall pay directly or reimburse the Executive’s estate or beneficiaries or the Executive, as applicable, for premiums for such coverage; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(b)(ii) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the 12 month period following the Date of Termination (or the remaining portion thereof);

All Company equity awards and other performance incentive awards, other than awards provided pursuant to Sections 2(b)(v) and (vi) (which shall vest as set forth in the applicable award agreement) shall fully vest on the Date of Termination to the extent not vested. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted.

(c) For Cause; Other than For Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment for Cause or the Executive terminates his employment without Good Reason (including the failure by the Executive to renew the Agreement at the end of the Employment Period after the Company offers to do so no less than seventy-five (75) days prior to the end of the Employment Period, as it may be extended pursuant to an employment agreement with at least a three year term, aggregate cash and equity- and performance-based compensation at least as favorable as the same provided for hereunder and otherwise on terms no less favorable to Executive as those set forth herein (any such non-renewal, an “Executive Non-Renewal”) the Company shall pay to or provide the Executive (or his estate) the following within 10 business days after the Date of Termination: (A) the Accrued Base Salary through the Date of Termination to the extent theretofore unpaid and (B) in the event of an Executive Non-Renewal, the Prior Year Bonus to the extent theretofore unpaid. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable (i) in the event of an Executive Non-Renewal, until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted, or (ii) in the event of the termination of Executive’s employment for Cause or without Good Reason (other than an Executive Non-Renewal), within ninety (90) days after the Date of Termination.

(d) Expiration of Employment Period due to the Company’s Non-renewal of the Agreement. If the Executive’s employment with the Company terminates by reason of the expiration of the Employment Period other than due to an Executive Non-Renewal, the Company shall pay to or provide the Executive the following within 10 business days after the Date of Termination:

(i) the Accrued Base Salary through the Date of Termination to the extent theretofore unpaid;

(ii) the Prior Year Bonus to the extent theretofore unpaid;

(iii) Subject to execution of the Release Agreement provided in Section 4(e) below, the Company shall pay to the Executive an amount equal to one (1) times the Annual Base Salary in a single lump sum within 10 days after the end of the revocation period for the Release Agreement; and

(iv) During the 12 month period following the Date of Termination, provided that the Executive’s estate or beneficiaries or the Executive, as applicable, properly elects to receive group health insurance continuation coverage under COBRA, the Company shall pay directly or reimburse the Executive’s estate or beneficiaries or the Executive, as applicable, for premiums for such coverage; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 4(d)(iv) shall be reduced to the extent comparable coverage is actually provided to the Executive and the Executive’s eligible family members, and any such coverage shall be reported by the Executive to the Company. Notwithstanding the foregoing, (A) if any plan pursuant to which the Company is providing such coverage is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans, then, in either case, an amount equal to the monthly plan premium payment shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the 12 month period following the Date of Termination (or the remaining portion thereof).

All Company equity awards and other performance incentive awards, other than awards provided pursuant to Sections 2(b)(v) and (vi) (which shall vest as set forth in the applicable award agreement) shall fully vest on the Date of Termination to the extent not vested. The Executive shall retain any vested equity awards, which may not be revoked or annulled by the Company. Each vested award (to the extent subject to exercise) shall be exercisable until the later of (A) the twelve month anniversary of the Date of Termination and (B) the four year anniversary of the date such award was granted.

(e) Release Agreement. The Company shall not be required to make the payments and provide the benefits specified in this Section 4 (other than the payment of any Accrued Base Salary) unless the Executive (or his estate, as applicable) executes and delivers to the Company an agreement releasing the Company, its affiliates and its officers, directors and employees from all liability (other than the payments and benefits under this Agreement) in the form attached hereto as Exhibit E (the “Release Agreement”) within thirty (30) days after the Date of Termination and the period for revocation of such Release Agreement shall have lapsed, which Release Agreement shall also provide that the Company shall release the Executive from all liability; provided, that in all events, subject to Executive’s execution and delivery of the Release Agreement, the payments and benefits specified in this Section 4 will be made or provided before March 15 following the end of Executive’s first taxable year in which his right to such payment is no longer subject to a substantial risk of forfeiture.

5. Application of Section 409A

(a) If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to, where applicable, (i) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to the Executive.

(b) Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)), (B) Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B), (C) the payments exceed the amounts permitted to be paid pursuant to Treasury Regulations section 1.409A-1(b)(9)(iii), and (D) such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1), as a result of such termination, the Executive would receive any payment that, absent the application of this Section 5(b), would be subject to interest and additional tax imposed pursuant to Section 409A(a) as a result of the application of Section 409A(2)(B)(i), then no such payment shall be payable prior to the date that is the earliest of (1) six (6) months and one day after the Executive’s termination date, (2) the Executive’s death or (3) such other date (the “Delay Period”) as will cause such payment not to be subject to such interest and additional tax (with a catch-up payment equal to the sum of all amounts that have been delayed to be made as of the date of the initial payment). In particular, with respect to any lump sum payment otherwise required hereunder, in the event of any delay in the payment date as a result of Section 409A(a)(2)(A)(i) and (B)(i), the Company will adjust the payments to reflect the deferred payment date by crediting interest thereon at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.

(c) To the extent that the provision of health insurance following the Date of Termination is so delayed, the Executive shall be entitled to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) during such period of delay, and the Company shall reimburse the Executive for any Company portions of such COBRA Coverage in the seventh month following the Date of Termination.

(d) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(e) Any provisions of this Agreement or any other compensation plan notwithstanding, the Company shall have no right to accelerate any such payment hereunder or thereunder except to the extent permitted under Section 409A.

(f) For purposes of Section 409A, each payment made after termination of employment, including COBRA continuation reimbursement payments, will be considered one of a series of separate payments.

(g) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(h) Any amount that Executive is entitled to be reimbursed under this Agreement that may be treated as taxable compensation will be reimbursed to Executive as promptly as practical and in any event not later than sixty (60) days after the end of the calendar year in which the expenses are incurred; provided that Executive shall have provided a reimbursement request to the Company no later than thirty (30) days prior to the date the reimbursement is due. The amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses for reimbursement in any other calendar year, except as may be required pursuant to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.

(i) The Company shall not be obligated to reimburse Executive for any tax penalty or interest or provide a gross-up in connection with any tax liability of Executive under Section 409A.

6. Parachute Payment Limitations

Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Executive and the Company or any of the Company’s affiliates, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 6 (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company or any of the Company’s affiliates for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any right to receive any payment or other benefit under this Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for Executive under the Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Company or any of the Company’s affiliates under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under the Agreement, any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment; provided, however, that, to the extent any payment or benefit constitutes deferred compensation under Section 409A, in order to comply with Section 409A, the reduction or elimination will be performed in the following order: (A) reduction of cash payments; (B) reduction of COBRA benefits; (C) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (D) cancellation of acceleration of vesting of equity awards not covered under (C) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later granted equity awards shall be canceled before earlier granted equity awards.

7. Non-Competition; Non-Solicitation; Confidential Information; Standstill

(a) Non-Competition. Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character. In consideration of his employment hereunder, Executive agrees that, during the term of Executive’s employment with the Company and for a six-month period after the date the Executive’s employment is terminated for any reason, provided in connection with a termination of employment pursuant to Sections 4(a) or (d), the Company is not in material breach in the performance of its obligations to the Executive pursuant to those Sections, the Executive shall not directly or indirectly (without the prior written consent of the Company) engage, directly or indirectly, whether as principal, agent, representative, consultant, employee, partner, stockholder, limited partner, other investor or otherwise (other than a passive investment of not more than two and one-half percent (2.5%) of the stock, equity or other ownership interest of any corporation, partnership or other entity) in any business entity primarily engaged, directly or indirectly through subsidiaries, and the Executive shall not be personally engaged, directly or indirectly, in the business of hotel management within the United States of America or Western Europe. The Executive shall not pursue any prospects listed on a deal pipeline list prepared by the Company and the Executive for a one-year period following the Date of Termination. Notwithstanding the foregoing, the Executive’s ownership of any equity interest in any business or entity in which he holds an equity interest as of the date hereof, shall be considered a violation of this Section 7(a).

(b) Non-Solicitation. During the term of his employment with the Company pursuant to this Agreement and for a one-year period after the Executive’s employment is terminated pursuant to this Agreement for any reason, provided the Company is not in material breach in the performance of its obligations to the Executive as of the Date of Termination and is performing all of its obligations under Section 4 of this Agreement upon and following the Date of Termination, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company), solicit, induce, or encourage any employee, consultant or agent of the Company or any of its subsidiaries to terminate their employment, agency, or other such business relationship with the Company and its subsidiaries or to cease to render services to the Company and its subsidiaries and the Executive shall not initiate discussions with any such person for any such purpose or authorize or knowingly cooperate with or encourage the taking of any such actions by any other individual or entity; provided, however, that this paragraph shall not preclude the hiring or retention of any such person by any other individual or entity who (i) responds to a general employment advertisement by newspaper or similar advertisement, or (ii) is referred to another individual or entity by an employment agency or other similar entity, provided that Executive did not identify the person or the Company as a potential source of employees to such agency or similar entity. During the term of Executive’s employment pursuant to this Agreement and for a six (6) month period after the Executive’s employment is terminated pursuant to this Agreement for any reason, provided the Company is not in material breach in the performance of its obligations to the Executive as of the Date of Termination and is performing all of its obligations under Section 4 of this Agreement upon and following the Date of Termination, the Executive shall not, in any manner (without the prior written consent of the Company), solicit, induce or encourage any customer, vendor, or other party doing business with the Company to terminate their business relationship with the Company and its subsidiaries or to transfer their business from the Company or any of its subsidiaries, and the Executive shall not initiate discussions with any such person for any such purpose or authorize or knowingly cooperate with or encourage the taking of any such actions by any other individual or entity.

(c) Treatment of Confidential Information. As a Company executive, Executive will acquire Confidential Information (as defined below) in the course of Executive’s employment. Executive agrees that, in consideration of employment with the Company, Executive will treat such Confidential Information as strictly confidential. Executive will not, directly or indirectly, at any time during employment with the Company or any time thereafter, and without regard to when or for what reason, if any, such employment shall terminate, use or cause to be used any such Confidential Information, in connection with any activity or business except in the normal course of performing his designated duties for the Company. Executive shall not disclose or cause to be disclosed any such Confidential Information to any third parties unless such disclosure is in accordance with the disclosure policies adopted by the Board or has been authorized in writing by the Board or except as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law). For purposes of this Agreement, “Confidential Information” shall mean confidential or proprietary information, knowledge or data concerning the Company and its subsidiary companies’ businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is or becomes generally available to the public or is, at the time in question, in the public domain other than as a result of a disclosure by Executive not permitted hereunder, (ii) was available to Executive on a non-confidential basis prior to the date of this Agreement, or (iii) becomes available to Executive from a source other than the Company, its agents or representatives (or former agents or representatives).

(d) Standstill. During the term of his employment and for a period of six months after the date the Executive’s employment is terminated, Executive shall not, directly or indirectly or in concert with any other person, engage in any of the following:

(i)	purchase, offer to purchase, or agree to purchase or otherwise acquire, by means of a purchase, tender or exchange offer, business combination or in any other manner (including rights or options to acquire such ownership), (x) beneficial ownership of any common stock of the Company (“Common Stock”), or securities convertible into or exchangeable for Common Stock of the Company, that would result in the Executive, the Executive’s affiliates, and the members of any “group” of persons with which the Executive or his affiliates are acting in concert beneficially owning, in the aggregate (taking into account shares of Common Stock issuable upon conversion or exchange of any securities held by such the Executive and such other persons), more than 14.9% of the voting power of the outstanding Common Stock, or (y) material beneficial ownership of any debt obligations on hotel properties owned by the Company or any of its consolidated subsidiaries or any material assets owned by the Company or any of its consolidated subsidiaries;

(ii)	seek or propose to influence, advise, change or control the management, Board, governing instruments or policies or affairs of the Company or any of its affiliates, including, without limitation, by means of a solicitation of proxies or seeking to influence, advise or direct the vote of any holder of voting securities of the Company; or

(iii)	be employed by any person that, directly or through its affiliates, engages in any of the foregoing.

Exercise of options, conversion of LTIP Units, vesting and delivery of shares of Common Stock pursuant to equity or other awards, plans and arrangements and any other Common Stock received or otherwise acquired by the Executive in connection with or as a result of the Executive’s employment with the Company or service on its Board are not prohibited by this Section 7(d). In addition, if persons with whom the Executive has in no way participated, assisted or cooperated with have taken actions that would be prohibited by Sections 7(d) above such that the Company would be considered to be in “play” through no act of the Executive, the Executive will no longer be subject to the limitations of Sections 7(d).

(e) Survival. Any termination of the Executive’s employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing effectiveness of this Section 7, Section 4, 5, 6 and Section 8 or any other provision hereof that by the nature of its terms is contemplated to survive any such termination.

(f) Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(g) Consideration. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Section 2, 4 or 6 would not have been promised in the absence of the Executive’s promises under this Section 7.

8. Indemnification

(a) If the Executive is made a party, is threatened to be made a party, or reasonably anticipates being made a party, to any Proceeding (as defined below) by reason of the fact that he is or was a director, officer, executive, agent, manager, trustee, consultant or representative of the Company or any of its affiliates or is or was serving at the request of the Company or any of its affiliates, or in connection with his service hereunder, as a director, officer, member, executive, agent, manager, trustee, consultant or representative of another person or entity, or if any Claim (as defined below) is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, then the Executive shall promptly be indemnified and held harmless to the fullest extent permitted or authorized by the Certificate of Incorporation or Bylaws of the Company, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith or in connection with seeking to enforce his rights under this Section 8, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer, member, executive, agent, manager, trustee, consultant or representative of the Company or other person or entity and shall inure to the benefit of the Executive’s heirs, executors and administrators. The Executive shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and other charges) incurred by him in connection with any such Proceeding or Claim, or in connection with seeking to enforce his rights under this Section 8, any such advancement to be made within 15 days after he gives written notice, supported by reasonable documentation, requesting such advancement. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that the Executive would otherwise have (including, without limitation, by agreement or under applicable law). For purposes of this Agreement, “Claim” shall include, without limitation, any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information and “Proceeding” shall include, without limitation, any actual, threatened, or reasonably anticipated, action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate, formal, informal or other.

(b) A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Period and thereafter until the later of (x) the sixth anniversary of the date on which the Executive’s employment with the Company terminates and (y) the date on which all claims against the Executive that would otherwise be covered by the policy (or policies) would become fully time barred, providing coverage to the Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

9. Other Matters

(a) The Executive represents and warrants that, as of the Effective Date, the only direct or indirect investment or other economic relationships between Executive, on the one hand, and Ronald W. Burkle, Yucaipa American Alliance Fund II. L.P., or any of their respective affiliates, on the other hand regarding the Company and its subsidiaries consists of a passive investment in a fund over which Executive has no direct or indirect control or authority. During the Employment Period, Executive shall not, directly or indirectly, make or own any investment in or engage in any economic relationship with any of Ronald W. Burkle, Yucaipa American Alliance Fund II. L.P., or any of their respective affiliates other than the investments, including the investment referred to in the preceding sentence, owned by Executive as of the Effective Date.

(b) During the Employment Period, the Executive shall recuse himself from all matters, involving the Company or any of its subsidiaries, on the one hand, and any of Ronald W. Burkle, Yucaipa American Alliance Fund II. L.P., or any of their respective affiliates, on the other hand, including any consideration or voting with respect to such matters by the Board.

10. Successors

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that the Company may not assign this Agreement other than as described in Section 10(c) below.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

11. Disputes

(a) Mandatory Arbitration. Subject to the provisions of this Section 11, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Section 7) or any aspect of the Executive’s employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in the County of New York administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. However, the AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) notwithstanding any provision of the AAA rules to the contrary, the arbitration shall be heard by a panel of three neutral arbitrators, with each party appointing one arbitrator, who shall jointly appoint a third, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them, (iii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protections will apply, (v) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 12(a) (and the Executive and the Company agree not to request any such amendment or modification) and (vi) a decision must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs. The Executive and the Company agree that, to the extent permitted by law, a decision made by the arbitration panel with respect to any Employment Matter will be conclusive and binding on the Executive and the Company.

(b) Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 11(a). Also, the Company may bring such an action or proceeding, in addition to its rights under Section 11(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 7. The Executive agrees that (i) violating any part of Section 7 would cause damage to the Company that cannot be measured or repaired, (ii) the Company therefore is entitled to seek an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 7, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of Section 7 would be difficult to calculate and that remedies at law would be inadequate.

(c) Jurisdiction and Choice of Forum. The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 11(a). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Company (i) acknowledge that the forum stated in this Section 11(c) has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 11(c) in the forum stated in this Section 11(c), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 11(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Section 11(a) and this Section 11(c).

(d) Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

(e) Costs. The Company will reimburse as incurred any reasonable expenses, including reasonable attorney’s fees, the Executive incurs as a result of any Employment Matter, provided that if the Executive is not the prevailing party on at least one material issue in the Employment Matter, the Executive shall promptly return any such reimbursements. In addition, if the Executive is not the prevailing party on at least one material issue in the Employment Matter, the Executive shall promptly reimburse the Company any reasonable expenses, including reasonable attorney’s fees, the Company has incurred as a result of the Employment Matter, provided that such reimbursement shall not exceed fifty percent (50%) of the expenses, including attorney’s fees, incurred by the Executive.

12. Miscellaneous

(a) Amendment; Waiver. This Agreement may not be amended or modified, or any provision hereof waived, other than by a written agreement executed by the parties hereto or any of their respective successors and assigns.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

at the Executive’s primary residential address

as shown on the records of the Company

If to the Company:

Morgans Hotel Group Co.

475 Tenth Avenue New York, NY 10018

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee provided that any notice made by hand delivery shall be deemed to have been received on the date it is actually delivered, any notice made by overnight courier shall be deemed to have been received on the date after such notice was so sent and any notice made by registered or certified mail, return receipt shall be deemed to have been received on the date that is five (5) business days after such notice was so sent.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

(f) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

(g) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason (subject to the proviso at the end of Section 3(c)) or the Company’s right to terminate the Executive for Cause (subject to the limitation in the last sentence of Section 3(b)), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement; Conflict. This Agreement, together with the Stock Option Agreement, LTIP Agreement, Outperformance Award Agreement, and Promoted Interest Pool Award Agreement (collectively, the “Related Agreements”), constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, between the parties concerning the subject matter hereof. In the event of any conflict or inconsistency between the provisions of, or definitions contained in, this Agreement, on the one hand, and any Related Agreement or any other agreement or instrument related to the Executive’s employment to which he is subject, on the other hand, the provisions or definitions, as the case may be, the terms of the Related Agreements shall govern (notwithstanding the termination hereof) but this Agreement shall govern if in conflict with any plan document or other document or instrument related thereto (other than a Related Agreement).

(i) Section References. Any reference to a Section herein is a reference to a section of this Agreement unless otherwise stated.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.

SIGNATURES APPEAR ON THE NEXT PAGE.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EMPLOYER:		EXECUTIVE:

MORGANS HOTEL GROUP CO.

By:	/s/ Jeffrey M. Gault	/s/ Michael Gross
	Name: Jeffrey M. Gault	Michael Gross

Exhibit C

MORGANS HOTEL GROUP CO.

AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Morgans Hotel Group Co. (the “Company”), hereby grants restricted stock units relating to shares of its common stock (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”).

Grant Date: August 30, 2013

Name of Grantee: Michael Gross	State of Residence: New York

Grantee’s Social Security Number: - -

Number of Restricted Stock Units (RSUs) Covered by Grant: 58,334

Vesting Start Date: Grant Date

Vesting Schedule:

Vesting Date	Number of RSUs that vest, as a percentage of the number of RSUs granted
Grant Date	100%

You agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which will be provided on request). You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

This is not a stock certificate or a negotiable instrument.

MORGANS HOTEL GROUP CO.

AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process. Nothing herein limits your right to transfer, assign, pledge, hypothecate or otherwise deal with the vested shares of Stock represented by the vested Restricted Stock Units.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting	Your Restricted Stock Unit grant vests as to the number of Stock Units indicated in the vesting schedule on the cover sheet, on the Vesting Dates shown on the cover sheet.

2

Forfeiture	In the event you fail to comply in all material respects with your Continuing Obligations (as that term is defined in your Separation Agreement of August 30, 2013, the “Separation Agreement”) and your obligations under Section 10 of the Separation Agreement during the one year period following the Separation Date (as such term is defined in the Separation Agreement), then, following five business days’ notice of the alleged failure setting forth in reasonable detail the nature of the alleged failure, given within twelve (12) months following the one (1) year anniversary of the Separation Date, and solely with respect to any alleged failure under Section 10 of the Separation Agreement if such failure is not cured within ten (10) days after the giving of the notice (if and to the extent such alleged failure under said Section 10 is amenable to cure), and in addition to any other legal or equitable remedies the Company may have: (i) you will automatically forfeit and immediately deliver to the Company all Restricted Stock Units granted pursuant to this Agreement and any shares of Stock delivered in respect thereof following vesting and settlement of the award and (ii) with respect to any such shares of Stock which you have sold, you will reimburse the Company for the amount received on account of such sale (excluding for purposes of sub-clauses (i) and (ii) of this paragraph any shares of Stock withheld or received by the Company from you to satisfy withholding tax obligations or sold by you to satisfy such withholding tax obligations as provided elsewhere in this Agreement in the section entitled “Withholding Taxes”).

Book Entry of Stock Pursuant to Vested Units	A book entry for the vested shares of Stock represented by the Restricted Stock Units will be made for you and the shares will be credited to your account with the plan administrator by the Company within three (3) days of the Vesting Date.

3

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements, which must be consistent with and permitted by the rules and regulations established by the Company and the plan administrator, to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, you will either: (i) arrange such payments to the Company, or (ii) immediately forfeit such number of shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due. The Company will also permit you to pay the withholding or other taxes due as a result of the vesting of your Restricted Stock Units by delivery (on a form reasonably acceptable to the Company) of an irrevocable direction to a licensed securities broker selected by the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the withholding taxes, or alternatively, by the Company withholding or receiving shares of Stock and making cash payments in respect thereof in satisfaction of your withholding and other tax obligations, and only the minimum number of shares of Stock deliverable in connection with such vesting or acquisition that is necessary to satisfy statutory withholding requirements will be paid to the Company or withheld as the case may be.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you. In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Units.

4

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you are employed, including with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

5

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan, together with the Separation Agreement between you and the Company dated as of August 30, 2013, constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

6

Accepted and agreed:

MORGANS HOTEL GROUP CO.

By:	/s/ Jason T. Kalisman
Date: August 30, 2013
Print Name: Jason T. Kalisman
Print Title: Interim Chief Executive Officer

MICHAEL GROSS

Signature:	/s/ Michael Gross
Date:	August 30, 2013

7

Exhibit D

MORGANS HOTEL GROUP CO.

AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Morgans Hotel Group Co. (the “Company”), hereby grants restricted stock units relating to shares of its common stock (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”).

Grant Date: August 30, 2013

Name of Grantee: Michael Gross	State of Residence: New York

Grantee’s Social Security Number: - -

Number of Restricted Stock Units (RSUs) Covered by Grant: 25,000

Vesting Start Date: Grant Date

Vesting Schedule:

Vesting Date	Number of RSUs that vest, as a percentage of the number of RSUs granted
The 1 year anniversary of the Vesting Start Date	100%

You agree to all of the terms and conditions described in this Agreement and in the Plan (a copy of which will be provided on request). You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

This is not a stock certificate or a negotiable instrument.

MORGANS HOTEL GROUP CO.

AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process. Nothing herein limits your right to transfer, assign, pledge, hypothecate or otherwise deal with the vested shares of Stock represented by the vested Restricted Stock Units.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting	Your Restricted Stock Unit grant vests as to the number of Stock Units indicated in the vesting schedule on the cover sheet, on the Vesting Dates shown on the cover sheet.

Forfeiture	In the event you fail to comply in all material respects with your Continuing Obligations (as that term is defined in your Separation Agreement of August 30, 2013, the “Separation Agreement”) and your obligations under Section 10 of the Separation Agreement during the one year period following the Separation Date (as such term is defined in the Separation Agreement), then, following five business days’ notice of the alleged failure setting forth in reasonable detail the nature of the alleged failure, given within twelve (12) months following the one (1) year anniversary of the Separation Date, and solely with respect to any alleged failure under Section 10 of the Separation Agreement if such failure is not cured within ten (10) days after the giving of the notice (if and to the extent such alleged failure under said Section 10 is amenable to cure), then in addition to any other legal or equitable remedies the Company may have: (i) you will automatically forfeit and immediately deliver to the Company all Restricted Stock Units granted pursuant to this Agreement and any shares of Stock delivered in respect thereof following vesting and settlement of the award and (ii) with respect to any such shares of Stock which you have sold (excluding for such purpose any shares of Stock used to satisfy withholding tax obligations), you will reimburse the Company for the amount received on account of such sale.

Book Entry of Stock Pursuant to Vested Units	A book entry for the vested shares of Stock represented by the Restricted Stock Units will be made for you and the shares will be credited to your account with the plan administrator by the Company within three (3) days of the Vesting Date.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements, which must be consistent with and permitted by the rules and regulations established by the Company and the plan administrator, to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, you will either: (i) arrange such payments to the Company, or (ii) immediately forfeit such number of shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due. In addition, in the Company’s sole discretion and consistent with the Company’s rules and regulations, the Company may permit you to pay the withholding or other taxes due as a result of the vesting of your Restricted Stock Units by delivery (on a form acceptable to the Board) of an irrevocable direction to a licensed securities broker selected by the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the withholding taxes.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you. In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Units.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you are employed, including with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan, together with the Separation Agreement between you and the Company dated as of August 30, 2013, constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Accepted and agreed:

MORGANS HOTEL GROUP CO.

By:	/s/ Jason T. Kalisman
Date: August 30, 2013
Print Name: Jason T. Kalisman
Print Title: Interim Chief Executive Officer

MICHAEL GROSS

Signature:	/s/ Michael Gross
Date:	August 30, 2013